MONTHLY REPORT - FEBRUARY 2008

                          Providence Select Fund, LP
              The net asset value of a unit as of February 29, 2008
                   was $ 975.02, up 6.0% from $ 920.08 per unit
                               as of January 31, 2008.

                     STATEMENT OF CHANGES IN NET ASSET VALUE

                                              Current Period      Year to Date
Net Asset Value (3,759.911 units)at           $  3,459,408.92     3,334,924.08
   January 31, 2008
Addition of 36.955 units on February 1,             34,001.63        94,068.71
   2008
Redemption of 14.259 units on February 29,         (13,902.81)      (13,902.81)
   2008
Net Income (Loss)                                  208,605.43       273,023.19
                                                -------------    -------------
Ending Net Asset Value (3,782.607units)      $   3,688,113.17     3,688,113.17
   on February 29, 2008                         =============    =============
Net Asset Value per Unit at
February 29, 2008                            $         975.02


                        STATEMENT OF INCOME AND EXPENSE
Income:
   Gain (loss) on trading of commodity
      futures:
      Realized gain (loss) on closed contracts     $ 190,240.68     244,717.29

      Change in unrealized gain (loss) on open       116,735.99     205,289.80
         contracts

   Interest income                                     5,820.76      13,302.11
                                                  -------------    -----------
Total: Income                                        312,797.43     463,309.20
Expenses:
   Brokerage commissions                              17,254.20      33,810.13

   Operating expenses                                  7,696.20      31,892.20

   Incentive fee                                      60,825.67      88,174.23

   Management fee                                      9,308.42      18,269.43
   Continuing service fee                              9,107.51      18,140.02
   Organizational & offering expenses                      0.00           0.00
                                                  -------------    -----------
Total: Expenses                                      104,192.00     190,286.01
                                                   ============    ===========
Net Income (Loss) - February 2008                 $  208,605.43     273,023.19

                                     To the best of my knowledge and belief,
                                     the information contained herein is
                                     accurate and complete.

                                         /s/ Michael P. Pacult
                                         Michael P. Pacult, President
                                         White Oak Financial Services. Inc.
                                         General Partner
                                         Providence Select Fund. LP